Exhibit 8.1

[          ], 2021

Grubhub Inc.
5 Bryant Park, 15th Floor
 New York, NY 10018

Ladies and Gentlemen:

We have acted as counsel to Grubhub, Inc., a Delaware corporation (the “Company”), in connection with the Mergers, as defined in the Merger Agreement (the “Merger Agreement”), dated as of June 10, 2020, by and among Just Eat Takeaway.com N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands (“Parent”), Checkers Merger Sub I, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), Checkers Merger Sub II, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub II” and together with Merger Sub, the “Merger Subs”), and the Company (together with Parent, Merger Sub, and Merger Sub II, the “Parties,” and each, a “Party”). All capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Merger Agreement.

At your request, and in connection with the filing of the Form F-4 by Parent with the Securities and Exchange Commission (File No. 333-[       ]) (the “Registration Statement”), including the joint proxy statement/prospectus forming a part thereof, we are rendering our opinion regarding certain U.S. federal income tax matters.

In connection with this opinion, and with your consent, we have reviewed and relied upon the accuracy and completeness, without independent investigation or verification, of the following: (i) the Merger Agreement and the documents referenced therein; (ii) the Registration Statement, including the joint proxy statement/prospectus forming a part thereof; (iii) the factual statements and representations made by and on behalf of Parent, the Merger Subs, and the Company in their respective officer’s certificates (the “Officer’s Certificates”), dated as of the date hereof and delivered to us for purposes of this opinion; and (iv) such other documents, information and materials as we have deemed necessary or appropriate.

In rendering this opinion, we have assumed, with your permission, that: (1) all parties to the Merger Agreement, and to any other documents reviewed by us, have acted and will act in accordance with the terms of the Merger Agreement and such other documents; (2) the Mergers will be consummated pursuant to and in accordance with the terms and conditions set forth in the Merger Agreement and the documents referenced therein, without the waiver or modification of any such terms and conditions, and as described in the Registration Statement; (3) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of Parent, the Merger Subs, and the Company in the Merger Agreement and the documents referenced therein, the Registration Statement and the Officer’s Certificates are and, at all times up to and following the Second Effective Time, will continue to be true, complete and correct; (4) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of Parent, the Merger Subs, and the Company in the Merger Agreement and the documents referenced therein, the Registration Statement and the Officer’s Certificates that are qualified by the knowledge and/or belief of any person or entity are and, at all times up to and following the Second Effective Time, will continue to be true, complete and correct as though not so qualified; (5) as to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is in fact no plan, intention, understanding or agreement and, at all times up to and following the Mergers, there will be no plan, intention, understanding or agreement; and (6) Parent, the Merger Subs, and the Company will report the Mergers for all U.S. federal income tax reporting purposes in a manner consistent with this opinion. We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories. Moreover, we have assumed that all facts, information, statements and representations contained in the documents we have reviewed were true, complete and correct at the time made and will continue to be true, complete and correct in all respects at all times up to and following the Second Effective Time, and that all such facts, information, statements and representations can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Mergers are consummated other than in accordance with the terms and conditions set forth in the Merger Agreement and the documents referenced therein, our opinion as expressed below may be adversely affected.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the United States Treasury Regulations, case law and published rulings and other pronouncements of the Internal Revenue Service, as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent changes, or to update or supplement this opinion to reflect any change in facts, circumstances or law after the date hereof. Any change in the applicable law or regulations, or any new administrative or judicial interpretation of the applicable law or regulations, may affect the continuing validity of our opinion.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Proxy Statement/Prospectus under the heading “Material U.S. Federal Income Tax Consequences,” we are of the opinion that, under current U.S. federal income tax law:

1.
The Initial Merger and Subsequent Merger are treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code.

2.
The Mergers will not result in gain being recognized under Section 367(a)(1) of the Code (other than for any stockholder that would be a “five-percent transferee shareholder” (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Parent following the transactions contemplated by the Merger Agreement that does not enter into a five-year gain recognition agreement pursuant to United States Treasury Regulations Section 1.367(a)-8(c)).

Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences that may result from the Mergers. Our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court will agree with our opinion.

The opinion expressed herein is being furnished in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.2 to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Kirkland & Ellis LLP